Exhibit 99.2

Company & Investment Profile	June 2004

1900 St. James Place • 4th Floor • Houston, TX 77056

Phone: 713-332-8400 • Fax: 713-332-8401 • www.carriageservices.com

Carriage Services, Inc.

(NYSE: CSV)

Simply Put … Becoming the Best

KEY POINTS

•                  Carriage continues to focus on improving its operations and its capital structure to position the Company for future growth.

•                  In line with that focus and after an extensive review of the Company’s funeral operations, Carriage announced a number of operational changes in its funeral business that are intended to help the Company grow its market share and improve operating and financial performance in 2004 and beyond.

•                  Carriage reported 1Q04 financial results that met or exceeded the Company’s estimates previously released to the public. Improved operating conditions that Carriage experienced in 4Q03 continued into 1Q04. The first quarter of 2004 brought a more normal seasonal increase in funerals and the Company was able to control costs, which favorably impacted gross margins. For the first time in several years, Carriage improved its operating performance in every area of the Company. See page 12 for a more detailed discussion of Carriage’s 1Q04 results and outlook.

•                  Carriage’s ability to generate free cash flow and reduce debt offers the unique investment characteristics of an LBO structure. Under multiple scenarios, presented herein, CSV could offer a 7% to 22% four-year IRR based upon current valuation using assumptions believed to be reasonable by management.

SHARE STATISTICS

Price (June 10, 2004)	$5.15
52 Wk. High/Low	$5.50/$2.99
Average Daily Trading Volume (3 Mos.)	37,681
Shares Outstanding (In Mill.)	17.7
Equity Market Capitalization (In Mill.)	$91.3
Enterprise Value	$320.7
Enterprise Value / EBITDA*	7.9
Price / 2003(E) EPS Multiple	12.6
Book Value Per Share	$6.16
Total Debt / EBITDA*	3.1
Debt / Capitalization	39.3%

LONG-TERM BASE CASE ESTIMATES

5-Yr. Compound Annual Revenue Growth	2.5%
5-Yr. Compound Annual EBITDA Growth	3.5%
5-Yr. Compound Annual EPS Growth	12.3%
5-Yr. Compound Annual Free Cash Flow Growth	28.8%
5-Yr. Compound Annual Pre-Tax Free Cash Flow Growth	36.5%
5-Yr. Compound Annual Reduction in Debt	-21.0%

Balance sheet data as of March 31, 2004; shares outstanding as of April 30, 2004

*Trailing four quarters.

•                  The Long-Term Base Case scenario presented herein is based only on organic growth assumptions and does not consider any incremental growth via selective acquisitions, market share gains, etc.

Carriage Services is a leading provider of death care services and products in the United States. As of March 31, 2004, Carriage operated 139 funeral homes and 30 cemeteries in 29 states. Carriage provides a complete range of funeral and cremation services and sells a wide variety of related products and merchandise.

Carriage Services	©2004 Carriage Services, Inc. All rights reserved.
NYSE: CSV

Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 34 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Carriage Services, Inc. – Summary Financial Data

Summary Income Statement

(In Thousands, Except Per Share Data)	2002	2003	(Unaudited) 3 Mos. Ending 3/31/2004
Revenues	$154,176	$150,823	$41,173
Cost of Services	111,088	112,498	29,219
Gross Profit	43,088	38,325	11,954

Selling, General & Admin. Expense	10,815	10,492	2,683
Special & Other Charges	361	(577)	—
Operating Income	31,912	28,410	9,271

Interest Expense, Net	(13,053)	(11,066)	(2,646)
Financing Costs of Preferred Securities	(6,697)	(6,745)	(1,742)
Income Before Income Taxes	12,162	10,599	4,883

Provision (Benefit) for Income Taxes	(8,116)	3,974	1,831
Net Income	20,278	6,625	3,052

Special Charges & Other Items, Net of Tax	(12,574)	(355)	—
Net Income Before Special Charges & Other Items	$7,704	$6,270	$3,052

Basic EPS	$1.20	$0.36	$0.17
Diluted EPS	$1.16	$0.35	$0.17
Diluted EPS Excluding Special Charges & Other Items	$0.44	$0.35	$0.17

Weighted Avg. Basic Shares Outstanding	16,973	17,444	17,656
Weighted Avg. Diluted Shares Outstanding	17,433	17,808	18,139

Margin Analysis

(As a Percentage of Revenues)	2002	2003	3 Mos. Ending 3/31/2004
Gross Margin	27.9%	25.4%	29.0%
SG&A	7.0%	7.0%	6.5%
Operating Income	20.7%	18.8%	22.5%
Income Before Income Taxes	7.9%	7.0%	11.9%
Net Income Before Special Charges & Other Items	13.2%	4.4%	7.4%
Net Income	5.0%	4.2%	7.4%

Selected Historical Balance Sheet Data & Ratios

(In Thousands Except Ratios)	2002	2003	(Unaudited) 3 Mos. Ending 3/31/2004
Cash & Cash Equivalents	$2,702	$2,024	$1,675
Total Current Assets	26,865	27,890	26,027

Property, Plant & Equipment, Net	114,002	110,964	109,806
Goodwill	158,696	159,672	159,672
Total Assets	549,948	538,917	570,085

Total Current Liabilities	28,445	47,311	44,403
L.T. Debt & Capital Lease Obligations, Net of Current Portion	146,746	111,079	104,995
Convertible Junior Subordinated Debentures Due 2029	—	—	93,750
Total Liabilities	361,264	342,660	428,611
Mandatorily Redeemable Convt. Pref. Securities	90,193	90,327	—
Stockholders’ Equity	98,091	105,930	109,291
Total Liabilities & Stockholders’ Equity	$549,948	$538,917	$570,085

Current Ratio	0.9	0.6	0.6
Debt & Capital Lease Obligation, Net / Stockholders’ Equity	149.6%	104.9%	96.1%
Total Debt / Capitalization	44.2%	40.8%	39.3%

Selected Historical Statement of Cash Flows Data

(In Thousands)	2002	2003	(Unaudited) 3 Mos. Ending 3/31/2004
Net Cash Provided by Operating Activities	$18,945	$14,680	$5,474
Capital Expenditures	6,034	6,204	789
Free cash Flow	12,911	8,476	4,685
Net Cash Used in Investing Activities	6,007	1,786	789
Net Cash Used by Financing Activities	12,980	13,572	5,034
Net Decrease in Cash & Equivalents	(42)	(678)	(349)
Cash & Equivalents at End of Period	$2,702	$2,024	$1,675

Historical Stock Data

	2002	2003	YTD*
High	$5.54	$4.58	$5.50
Low	$3.01	$2.99	$3.72
Avg. Daily Volume	44,910	48,319	60,575

This document is being published by Carriage Services in continuation of the Company’s stated goal to provide more disclosure and transparency to the investment community regarding Carriage’s operations, strategies, industry dynamics and conditions, etc. It is Carriage’s intent to take greater responsibility for and a more proactive role in communicating with the investment community and in providing greater operating and financial transparency.

EXECUTIVE SUMMARY & SELECTED HIGHLIGHTS

MISSION STATEMENT: We are committed to being the most professional, ethical, and highest quality funeral and cemetery service organization in our industry.

GUIDING PRINCIPLES: Honesty, integrity and quality in all that we do. Hard work, pride of accomplishment and shared success through employee ownership. Belief in the power of people through individual initiative and teamwork. Outstanding service and profitability go hand-in-hand. Growth of the Company is driven by decentralization and partnership.

SUMMARY

Carriage Services is a leading provider of Death Care services and products in the United States and is the fourth largest publicly traded Death Care company. Carriage Services’ shares trade on the New York Stock Exchange under the symbol CSV. As of March 31, 2004, Carriage operated 139 funeral homes and 30 cemeteries in 29 states. Carriage’s business can be characterized as one of relative stability, reflected by predictable revenue and cash flow, with incremental growth opportunities via selective acquisitions.

Carriage continues to focus on improving its operations and its capital structure in order to reposition the Company for future growth. Carriage’s focus over the next two years is to grow the market share and improve the operating and financial performance of its funeral operations; further reduce debt; and strengthen its capital structure. In line with that focus and after an extensive review of the Company’s funeral operations, Carriage announced a number of significant operational changes that are intended to help the Company grow its market share and improve operating and financial performance in 2004 and beyond. The Company will continue to improve its organizational leadership and quality of personnel. Carriage anticipates it will divest additional businesses in the future, where those businesses are not meeting its standards.

Carriage Services reported 1Q04 financial results that were generally stronger than the Company’s previously released estimates. The first quarter of 2004 brought a more normal seasonal increase in funerals and the Company was able to control costs, which favorably impacted gross margins. Carriage’s cemetery business enjoyed same store cemetery revenue growth of 17.1%, primarily the result of advance sales of property rights. Revenue for 1Q04 was $41.2 million versus $38.7 million for the same period last year, EBITDA for the quarter was $12.3 million compared to EBITDA of $10.5 million for 1Q03, and 1Q04 diluted EPS was $0.17 versus diluted EPS (before special items) of $0.14 for the same quarter last year. Carriage generated free cash flow of $4.7 million in 1Q04 which, when combined with other sources of cash, enabled the Company to reduce debt in the first quarter by $6.3 million to $129.2 million.

While Carriage Services has succeeded in improving operations and the quality and depth of its management, increasing free cash flow and substantially decreasing debt levels, the Company believes the current equity valuation does not accurately reflect these achievements and offers a unique investment opportunity. As discussed later in this report, Carriage believes its current capital structure coupled with its strong cash flow profile, will enable the Company to continue to meaningfully pay down debt, offering investors the unique investment characteristics of an LBO (leveraged buy out) structure, without the often high promotional fees because CSV shares are publicly traded. Assuming stable to modest growth in revenue and EBITDA, modest growth in free cash flow, selective asset dispositions, and continued reduction in debt, Carriage believes such a scenario could offer investors an 7% to 22% four year IRR (internal rate of return), assuming a narrow range of enterprise value-to-EBITDA multiples over the same period.

Table of Contents

(Noteworthy new or updated information in this edition versus the previous edition in bold)

SECTION
• Key Points & Overview
• Summary Financial Data
• Executive Summary & Selected Highlights
• Operations Overview & Strategy
• Compelling Valuation vs. Peers – Closing the Valuation Gap
• Carriage Services Recent Results & Financial Outlook
• Historical Earnings & Operating Data
• Company Background
• Successful Fresh Start Program Largely Complete
• CSV: A Unique Investment Opportunity
• Long-Term Base Case Scenario
• Base Case Enterprise Valuation “LBO” Structure
• Death Care Industry Overview
• Peer Analysis & Comparison
• Management Bios
• Board of Directors & Corporate Governance
• Income Statement
• Balance Sheet
• Cash Flow Statement
• Forward Looking & Cautionary Statements
• Appendix: Disclosure of Non-GAAP Performance Measures

OPERATIONS OVERVIEW & STRATEGY

Carriage Services is a leading provider of professional funeral and cemetery services and products in the United States and is the fourth largest publicly traded death care company. As of March 31, 2004, Carriage operated 139 funeral homes and 30 cemeteries in 29 states. Carriage serves families from diverse cultural and religious backgrounds and provides a complete range of funeral and cremation services including planning and coordinating personalized funerals, conducting memorial services, performing cemetery interment services, and managing and maintaining cemetery properties. The Company also sells products and merchandise including caskets, urns, burial vaults, cemetery interment rights, and monuments and markers. Carriage’s business can be characterized as one of relative stability, recurring revenue and cash flow, with incremental growth opportunities via selective acquisitions.

Carriage’s local funeral home operations, cemetery operations, and preneed programs are managed by individuals with extensive death care experience. The local operators continue to have responsibility for day-to-day operations, but are required to follow service and financial standards. This strategy allows each local business to maintain its unique style of operation and to capitalize on its reputation and heritage while Carriage maintains supervisory controls and provides specialized services from its corporate headquarters.

Carriage Owns & Operates 139 Funeral Homes & 30 Cemeteries in 29 States

Carriage is committed to a strong information systems infrastructure and all of its funeral homes are connected to its corporate headquarters which allows management to monitor and assess critical operating and financial data in order to analyze the performance of individual locations on a timely basis. Management is able to access customer transaction data and other operating information to ensure the quality of operating performance and to implement any necessary corrective actions.

Funeral Home Operations

As of March 31, 2004, Carriage operated 139 funeral homes in 29 states. Funeral home revenues accounted for approximately 77% of total revenues for both the years 2003 and 2002, and for approximately 76% of 1Q04 revenue. Carriage’s funeral home operations are managed by a team of experienced death care industry professionals. These individuals have proven leadership and financial skills with best operating and high financial standards that are relevant to the death care industry.

Carriage’s funeral homes offer a complete suite of services to meet families’ funeral needs, including consultation, removal and preparation of remains, sale of caskets and related funeral merchandise, use of funeral homes for visitation and religious services, and transportation services. Most of Carriage’s funeral homes have a non-denominational chapel on premises, which accommodates family visitation and religious services to take place on site if a family chooses, reducing inconvenience to the family.

Funeral Home Service Offerings

Despite the decline in national death rates over the past three years and losses of market share in certain markets, Carriage’s funeral home operations remain some of the most profitable in the industry. Carriage has been able to maintain superior funeral home profitability due to its lean operating structure and focus on best practices. Carriage is focused on regaining market share in markets where it is an issue through its focus on operations, installing the right leadership, and in providing its people with the best training possible.

Carriage recognized that to become the best and increase value for shareholders, it must improve the operating results of its funeral operations by growing market share and increasing internal profitability and earnings growth. After an extensive review of its funeral operations in 2003, Carriage announced and has started to implement a number of operational changes that are intended to help the Company grow its market share and improve operating and financial performance in 2004 and beyond.

Carriage’s new funeral operating model, called “Being the Best”, is based upon lessons the Company has learned from its best businesses and its best operators. Carriage analyzed its best businesses (approximately 20% by number) and developed operating and financial standards, taking into consideration size and cremation mix, organized around three primary areas — market share, people and operating and financial metrics. Carriage introduced a more decentralized, entrepreneurial and local operating model and has overhauled its incentive compensation structure to align with its new standards. These new standards and incentives will challenge and reward its managing partners who thrive on growing their local business and taking responsibility for results.

Key elements of Carriage’s new “Being the Best” funeral operating strategy and model include the following:

•                  Balanced Operating Model –Carriage believes a decentralized structure works best in the death care industry. The new operating model focuses on key drivers of a successful funeral business, organized around three primary areas — market share, people and operating and financial metrics. Successful execution of the new operating model is highly dependent on strong local leadership, intelligent risk taking, entrepreneurial empowerment and corporate support aligned with the key drivers.

•                  Incentives Aligned with Standards – Empowering managing partners to do the right things in their operations and local communities, and providing appropriate support with operating and financial practices, will enable growth and profitability. Each managing partner will participate in a variable bonus plan whereby they will earn a fixed percentage of their business’ earnings based upon the actual standards achieved. Carriage believes each managing partner has the opportunity to be compensated at close to the same level as if they owned the business themselves.

•                  The Right Local Leadership - Successful execution of the new operating model is highly dependent on strong local leadership, intelligent risk taking and entrepreneurial empowerment. Over time, Carriage believes how a managing partner executes versus the operating and financial standards set forth will be a primary performance indicator.

•                  Cycle of Service – Carriage is reviewing the various steps in its Cycle of Service in order to update and improve it. The Cycle of Service process and activities will align with the Company’s strategy to build a meaningful and lasting relationship with each client family. The Company has also developed a “Best Practices” website where innovative new service ideas will be shared throughout the organization.

•                  Presentation and Packaging of Services and Merchandise – Carriage believes packaging funeral services and merchandise offers both simplicity and convenience for its client families. Well conceived and thoughtful packages eliminate much of the effort and discomfort experienced by client families about matters where they do not have much knowledge during a very stressful and emotional time. While clients will always have the option of purchasing services and merchandise separately, Carriage believes the emphasis on personalized services and appropriate merchandise will be valued by many families.

•                  Merchandise Strategy & Supplier Arrangements – Carriage is conducting a review of its merchandise strategy for its selection floors. Merchandise selections will be aligned with package options. In addition, the selection floor will be evaluated to determine if it is effective. Key elements of an effective floor are balanced retail prices with appropriate mark-ups, intelligent layout and choices supported by good presentation. Carriage has entered into updated arrangements with four primary casket suppliers to support its new strategy and control wholesale costs.

•                  Overhead Costs – Carriage is performing targeted reviews of its systems and support services with the objective of improving effectiveness and decreasing overhead costs. The Company recently completed an upgrade of its funeral services system to improve its features and functions and plans to implement a new cemetery system in the future. As

Carriage implements new systems, it is reviewing and changing corporate processes to improve efficiency and effectiveness.

Cemetery Operations

As of March 31, 2004, Carriage operated 30 cemeteries in 12 states. All Carriage cemeteries are perpetual care cemeteries. Cemetery revenue accounted for approximately 23% of total revenues for both the years 2003 and 2002, and for approximately 24% of 1Q04 revenues. Carriage sales counselors consult with clients either at the cemetery or in the client’s home. Arrangements can be selected in advance of need and payment options are available. Carriage’s cemetery products and services include: mausoleum crypts, private estates, lawn crypt gardens, grave sites and burial vaults. Cremation options include columbarium, mausoleum niches and ground burial.

Cemetery operations generate revenues through sales of interment rights, memorials and installations, fees for interment and cremation services, finance charges from sales contracts, and investment income from preneed cemetery merchandise and perpetual care trusts. Carriage’s cemetery revenues are primarily driven by pre-need product sales. Since Carriage focused its cemetery business on its Family Service Model, cemetery gross margins have steadily improved.

In addition to owned locations, Carriage has been selected to be the managing partner of municipal and not for profit cemeteries. Carriage’s success in these operations comes from utilizing the same operating model used for its owned operations.

Preneed Programs

In addition to the sales of funeral merchandise and services, cemetery interment rights and cemetery merchandise, and services at the time of need, Carriage also markets funeral and cemetery services and products on a preneed basis. Preneed funeral and cemetery contracts enable families to establish, in advance, the type of service to be performed, the products to be used and the costs for such products and services, in accordance with prices prevailing at the time the contract is signed, rather than when the products and services are delivered. Preneed contracts permit families to eliminate the emotional strain of making death care plans at the time of need and enable Carriage to establish a portion of its future market share. Proceeds of preneed funeral contracts are not recognized as revenue until the time the funeral service is performed.

Preneed funeral contracts are usually paid on an installment basis. The performance of preneed funeral contracts is usually secured by placing the funds collected in trust for the benefit of the customer or by the purchase of a life insurance policy, the proceeds of which will pay for such services at the time of need. Insurance policies, intended to fund preneed funeral contracts, cover the original contract price and generally include an element of growth (earnings) designed to offset future inflationary cost increases. Proceeds from the sale of preneed funeral contracts, along with accumulated earnings, are not recognized as revenue until the time the funeral service is performed. Additionally, Carriage generally earns a commission from the insurance company from the sale of insurance funded contracts.  Although direct marketing costs and commissions incurred from the sale of preneed funeral contracts are a current use of cash, such costs are also deferred and amortized on an actuarial method to match the expected maturity of the preneed contracts. The commission income is recognized as revenue when the period of refund expires (generally one year) and helps Carriage defray the costs incurred, which are primarily commissions paid to its sales counselors.

Preneed sales frequently require an immediate cash outlay by the seller to fund commissions and promotional expenditures. Beginning in 2000, Carriage moved from a national, centralized marketing strategy to a local, decentralized strategy whereby each business location customized a preneed program to its local needs. The Company also began selling insurance-funded contracts in most markets that allow Carriage to earn commission income and improve its cash flow. The focus is such that in markets that depend on preneed for market share, the Company will supplement the arrangements written by funeral directors with sales sourced by sales counselors and third party sellers. Carriage plans to continue using insurance-funded contracts as the main funding vehicle because cash from the commissions earned offsets a significant amount of the up-front costs and because the earnings on the insurance contracts are more stable than traditional trust fund investments.

In addition to preneed funeral contracts, Carriage also offers “preplanned” funeral arrangements whereby the client determines in advance substantially all of the details of a funeral service without any financial commitment or other obligation on the part of the client until the actual time of need. Preplanned funeral arrangements permit a family to avoid the emotional strain of making death care plans at the time of need and enable a funeral home to establish relationships with a client that may eventually lead to an at-need sale.

Preneed cemetery sales are usually financed through interest bearing installment sales contracts, generally with terms of up to five years. Interest rates generally range from 12%-14%. Preneed sales of cemetery interment rights are recorded as revenue when 10% of the contract price related to the real estate has been collected. Merchandise and services revenue is recorded when delivery has occurred. Costs related to cemetery preneed contracts and delivery of products and services is recorded concurrent with related revenue. Carriage always receives an initial payment at the time the contract is signed. Allowances for customer cancellations and refunds are accrued at the date of sale and periodically evaluated thereafter based upon historical experience.

Compelling Valuation vs. Peers – Closing the Valuation Gap

Carriage believes its “Being the Best” funeral operating strategies and model will enable the Company to increase market share and improve financial results. With the anticipated success of these initiatives, Carriage believes the current equity valuation gap between it and its peers could close, and at current prices, CSV shares offer an attractive valuation.

While the company has made significant progress on improving its operations and reducing its level of debt, Carriage continues to focus on its operations and its capital structure in order to position the Company for future growth. The Company’s focus over the next two years is to grow its market share and improve operating and financial performance of its funeral operations; increase preneed property sales and cash flow in its cemetery operations; further reduce debt; and strengthen its capital structure. Carriage expects to divest additional businesses in the future, where those businesses are not meeting its standards. Further, Carriage will continue to improve its organizational leadership and quality of personnel.

The following is a valuation comparison of Carriage Services versus its three public death care industry peers. CSV shares trade at price/earnings (PE) multiple significantly below its public peer group.

Peer Valuation Comparison

Death Care Industry

				EPS*		PE Multiple
	Symbol	FYE	Price	2004E	2005E	2004		2005
Alderwoods Group	AWGI	Dec.	$12.30	$0.56	$0.64	22.0	X	19.2	X
Service Corp. Intl.	SRV	Dec.	$7.21	$0.41	$0.41	17.6	X	17.6	X
Stewart Enterprises	STEI	Oct.	$7.51	$0.40	$0.46	18.8	X	16.3	X
Peer Average			$9.01	$0.46	$0.50	19.4	X	17.7	X

Carriage Services	CSV	Dec.	$5.15	$0.41	$0.46	12.6	X	11.2	X

*First Call mean estimates except CSV estimates from Long-Term Base Case Scenario

CARRIAGE SERVICES RECENT RESULTS & FINANCIAL OUTLOOK

Carriage Services reported 1Q04 financial results that met or exceeded the Company’s estimates previously released to the public. Improved operating conditions that Carriage experienced in 4Q03 continued into 1Q04. For the first time in several years, Carriage improved its operating performance in every area of the Company. The first quarter of 2004 brought a more normal seasonal increase in funerals and the Company was able to control costs, which favorably impacted gross margins. Further, Carriage’s cemetery business enjoyed same store cemetery revenue growth of 17.1%, primarily the result of advance sales of property rights. Further, in 1Q04, Carriage generated $4.7 million of free cash flow, consisting of cash flow provided by operating activities of $5.5 million, less capital expenditures of $0.8 million. This free cash flow in addition to other sources of cash enabled the Company to reduce its debt from $135.5 million at the end of 2003 to $129.2 million at March 31, 2004.

Results for 1Q04 versus guidance were as follows:

•                  Total revenue of $41.2 million versus guidance of $39 to $41 million.

•                  EBITDA of $12.3 million versus guidance of $11 to $12 million.

•                  Diluted EPS of $0.17 versus previous guidance of $0.14 to $0.17 per share, and up 21% compared to diluted EPS of $0.14 before special charges for 1Q03.

Carriage’s 2004 Financial Outlook assumes a 1% increase in same store volumes for 2004 versus 2003 and a 1.5% increase in the average revenue per funeral. Approximately half of the increase in diluted EPS in 2004 versus 2003 is attributable to anticipated lower interest expense and approximately half to improved performance anticipated from Carriage’s funeral operations.

Carriage Services Financial Outlook

$ Estimates in Millions Except Per Share Data

	2Q04	Full Year 2004
Revenue	$36 - $38	$150 - $154

EBITDA	$8 - $10	$39 - $41

EPS	$0.7 - $0.10	$0.38 - $0.43

Free Cash Flow	Not estimated	$14 - $17

Debt	Not estimated	$114 - $118

Funeral Operations – Key Financial & Operating Data Comparison vs. 1Q03

•                  Funeral revenues increased 3.4% from $30.4 million to $31.4 million

•                  Same store funeral revenue increased 5.6% from $29.4 million to $31.1 million

•                  Same store funeral contracts increased 3.9% from $6,176 to 6,419

•                  Same store average revenue per contract increased 1.6% from $4,765 to $4,841

•                  Funeral gross margin increased 170 basis points from 28.4% to 30.1%

•                  The average price of Carriage’s cremation services decreased 2.8% to $2,276

•                  Carriage’s cremation rate was 30.9% in 1Q04, up versus 28.8% in 1Q03

For the first quarter of 2004, funeral revenue increased 3.4% from $30.4 million to $31.4 million. Operating conditions improved in 1Q04 due to a return to a more normal seasonal increase in deaths. Carriage continues to work hard on better execution of its new funeral home operating model and expects to see year-over-year improvement in its operating and financial performance as the Company moves forward through 2004 and into 2005.

While Carriage experienced an increase of 1.6% in the average revenue per contract during the first quarter, the average was negatively impacted by and increase in the creation rate of 210 basis points to 30.9%, in part as a result of pursuing opportunities for lower priced direct cremations in certain markets. The average revenue for burial contracts increased 3.4% to $6,416, while the average revenue for cremation contracts declined 2.8% to $2,276.

Based upon an extensive review of its funeral operations in the last half of 2003 by a group of Carriage’s best operators under the leadership of Mel Payne, a number of operational changes were identified to grow Carriage’s market share and improve its operating and financial performance. During 2004, Carriage will be focused on executing the new practices, which include:

•                  A more balanced operating model that allows our funeral home managing partners to make local decisions guided by operating and financial standards based upon best practices of our best businesses.

•                  Incentives for our funeral home managing and regional partners aligned with our standards that give our partners the opportunity to be compensated at close to the same level as if they owned the business.

•                  A renewed focus on having the right local leadership in place to execute the new operating model.

•                  Changes to our Cycle of Service model to ensure that we build a meaningful and lasting relationship with each client family.

•                  Improvements in the presentation and packaging of our services and merchandise. We are also reworking our supplier arrangements to improve our merchandise selection and margins.

•                  Targeted reviews of our systems and support services to improve effectiveness and decrease overhead costs.

Carriage expects that these changes will result in improvements in the Company’s operating and financial performance during 2004 that will be incremental to any improvements attributable to increasing death rates.

Cemetery Operations –Key Financial & Operating Data Comparison vs. 1Q03

•                  Cemetery revenues and same store cemetery revenues increased 17.1%, from $8.4 million to $9.8 million

•                  The number of preneed contracts written increased 6.3% to 2,442, while the number of preneed contracts that included property rights increased 39.4% to 2,266

•                  Average revenue per preneed contract written increased 27.8% to $2,622

•                  The number of interments performed increased 2.4% to 2,545

•                  Cemetery gross margin, excluding investment losses, decreased 110 basis points from 28.6% to 27.5%

The strong results in Carriage’s cemetery business was primarily the result of advance sales of property rights, which creates heritage for the business. Approximately 93% of Carriage’s preneed contracts contained property as compared to 71% for the same period in the prior year.

Cemetery revenues were positively impacted by a $1.1 million increase in preneed property sales and the completion of two mausoleums, which contributed $0.4 million in revenue compared to the prior year period. Financial revenues (trust earnings and finance charges on the installment contracts) declined $0.4 million compared to the first quarter of the prior year primarily due to lower earnings on the perpetual care trust funds and losses ($235,000) incurred on the sale of securities as Carriage repositioned trust investments to achieve higher future earnings. Cemetery gross profit, excluding investment losses, increased by 15.3% primarily on the strength of the higher preneed sales. Gross margin percentage declined because property sales generally carry a higher cost for sales commissions, bad debts and property amortization.

Increased Bank Credit Facility

Effective May 13, 2004, Carriage exercised the option within its existing bank credit facility to increase the available commitment by $5 million, to $45 million. The terms and conditions of the credit facility remain unchanged. As of May 13, 2004, Carriage had $16 million drawn on its revolving credit facility. One of the key metrics that Carriage and its lenders monitor is the Company’s debt-to-EBITDA multiple (excluding special charges and other items), which is a measure of the Company’s debt burden relative to earnings available for debt service. Carriage’s debt-to-EBITDA

(excluding special charges and other items) multiple declined from 3.49 at year end 2003 to 3.13 at March 31, 2004, a 10% decrease, demonstrating a continuously improving credit profile for the Company.

Change in Accounting

Carriage adopted accounting changes mandated by the Financial Accounting Standards Board relating to Interpretation No. 46, as revised (“FIN 46”), “Consolidation of Variable Interest Entities”, effective March 31, 2004.  FIN 46 clarifies the circumstances in which certain entities that do not have equity investors with a controlling financial interest must be consolidated by its sponsor.

The adoption of FIN 46 affects Carriage’s financial statements in two fundamental ways:

(1) The Company is consolidating preneed and perpetual care trusts in which it is the primary beneficiary of the trust assets.  The accounting related to such trusts was agreed to among Carriage and the other public deathcare companies, their auditors, and the staff at the Securities and Exchange Commission.

(2) The Company is deconsolidating for accounting purposes Carriage Services Capital Trust (the “Trust”) which results in the removal of the preferred securities from the balance sheet and the addition of convertible junior subordinated debentures payable to the Trust.

The accounting changes did not affect Carriage’s earnings or cash flows for 1Q04.  No cumulative effect of an accounting change was recognized by Carriage as a result of implementing of FIN 46.  Additionally, the accounting changes principally affect classifications within the financial statements, but do not affect cash flow or the manner in which the Company recognizes and reports revenue or net income in future periods.

Preneed and Perpetual Care Trusts

Carriage implemented FIN 46 as of March 31, 2004, which resulted in the consolidation of the Company’s preneed and perpetual care trust funds. The investments of such trust funds are now reported at fair value and the Company’s future obligations to deliver merchandise and services are now reported at estimated settlement amounts, which are equal and offsetting amounts.

Although FIN 46 requires consolidation of preneed and perpetual care trusts, it does not change the legal relationships among the trusts, Carriage and its customers. The customers are the legal beneficiaries of preneed trusts.  Carriage does not have a right to access the corpus in the perpetual care trusts. For these reasons, Carriage has recognized non-controlling interests in our financial statements to reflect third party interests in these trust funds that have been consolidated by the Company.

Both the preneed trusts and the cemetery perpetual care trusts hold investments in marketable securities which have been classified as available-for-sale. The investments are reported at fair value, with unrealized gains and losses allocated to Non-controlling interests in trust investments . Unrealized gains and losses attributable to the Company, but not yet earned through the performance of services or delivery of merchandise, are allocated to deferred revenues .

After March 31, 2004, Carriage will recognize realized earnings of the preneed trusts and cemetery perpetual care trusts. The Company will recognize a corresponding expense equal to the realized earnings of these trusts attributable to the non-controlling interest holders.  Such earnings attributable to the Company, but not yet earned through the performance of services or delivery of merchandise are allocated to deferred revenues .

In the case of preneed trusts, Carriage will recognize as revenues amounts attributed to the non-controlling interest holders and the Company, including accumulated realized earnings, when services have been performed and merchandise delivered.  In the case of cemetery perpetual care trusts, the Company will recognize investment earnings in cemetery revenues when such earnings are realized and distributable.

Redeemable Convertible Preferred Securities

Carriage also was required to deconsolidate for accounting purposes Carriage Services Capital Trust (the “Trust”), a trust established in 1999 to issue convertible preferred term income deferrable equity securities (TIDES).  The TIDES were previously classified as temporary equity in the consolidated balance sheet.  The Company’s obligation to the Trust consists of convertible junior subordinated debentures due in 2029. As a result of deconsolidating the Trust, the Company now reports its obligation to the Trust, the convertible junior subordinated debentures, as a long-term liability. The reclassification of the amount ($93.75 million) has no effect on net income or on Carriage’s covenants with its senior lenders, because the obligations to the Trust are not classified as indebtedness for purposes of calculating financial ratios.

Substantially all the assets of the Trust consist of the convertible junior subordinated debentures of the Company.  Such debentures possess substantial characteristics of equity.  The rights of the debentures are functionally equivalent to those of the TIDES.  When issued in 1999, the conversion price was at a premium to the then-existing trading price of the Common Stock. The expectation was that holders would convert the TIDES into Common Stock well before their maturity in 2029, when the Company’s performance and improving conditions in the death care industry resulted in an appreciated stock price.  As a result of deteriorating conditions in the industry and Carriage’s own disappointing performance in the preceding four years, the TIDES have been trading substantially below their par value, which Carriage believes to be a reflection of the valuation and prospects of the Company’s common stock.  In management’s view, the debentures have a predominance of equity-like characteristics which are not normally found in debt securities (including traditional subordinated debt), such as:

•                  The debentures are unsecured and subordinate to the Company’s senior debt, which includes the revolving credit facility, the senior notes and any other borrowed money obligations.  The debentures are not guaranteed by the Company’s subsidiaries, meaning that they are effectively subordinated to all liabilities of the subsidiaries, not just borrowed money debt.

•                  Carriage has the right to defer the payment of interest on the debentures for up to 20 calendar quarters, and the Company is currently doing so.  The Company can catch up deferred interest and then re-start another deferral period prior to maturity.  During a deferral period, the only rights of the holders of the TIDES and debentures are to restrict the Company from making distributions to or repurchasing any stock, but Carriage is not subject to any other restrictions which would normally be associated with non-payment of debt securities, such as acceleration of maturity, limits on acquisitions or dispositions of assets, or any changes in the debt capital structure, such as incurring new debt, restructuring existing debt, changing debt terms, or granting security.

•                  The TIDES are convertible into common stock at a fixed price well above the common stock’s current trading price.  Carriage believes the market value of the TIDES will continue to primarily be impacted by its unusually long-term maturity, the right to defer distributions and the subordination to all other outstanding debt for borrowed money, rather than the Company’s credit profile or level of interest rates.

•                  As a result of the equity-like characteristics of the TIDES and debentures, the Company was able to have them treated as equity, rather than debt, under its credit and senior note agreements.

Carriage Services, Inc.

Historical Earnings & Operating Data

(In Thousands $, Except Per Share & Margin Analysis Data)

	2002	Mar-03	Jun-03	Sep-03	Dec-03	2003	Mar-04
Revenues:
Funeral	119,299	30,354	28,702	26,883	29,798	115,737	31,392
Cemetery	34,877	8,352	9,165	8,818	8,751	35,086	9,781
Total Revenues	154,176	38,706	37,867	35,701	38,549	150,823	41,173

Gross Profit:
Funeral	34,373	8,632	7,112	6,006	7,785	29,535	9,435
Cemetery	8,715	2,389	2,491	2,018	1,892	8,790	2,519
Total Gross Profit	43,088	11,021	9,603	8,024	9,677	38,325	11,954

Selling, General & Admin. Expense	10,815	2,533	2,411	2,544	3,004	10,492	2,683
Special & Other Charges	361	588	(896)	(226)	(43)	(577)	—

Operating Income	31,912	7,900	8,088	5,706	6,716	28,410	9,271

Interest Expense, Net	(13,053)	(2,936)	(2,741)	(2,669)	(2,720)	(11,066)	(2,646)
Financing Costs of Preferred Securities	(6,697)	(1,674)	(1,674)	(1,684)	(1,713)	(6,745)	(1,742)

Income Before Income Taxes	12,162	3,290	3,673	1,353	2,283	10,599	4,883

Provision (Benefit) for Income Taxes	(8,116)	1,234	1,377	507	856	3,974	1,831

Net Income	20,278	2,056	2,296	846	1,427	6,625	3,052

Special Charges & Other Items	(12,574)	368	(560)	(141)	(27)	(361)	—
Net Income Before Special Charges & Other Items	7,704	2,424	1,736	705	1,400	6,264	3,052

Basic EPS	$1.20	$0.12	$0.13	$0.05	$0.08	$0.38	$0.17

Diluted EPS	$1.16	$0.12	$0.13	$0.05	$0.08	$0.37	$0.17
Diluted EPS Excluding Special Charges & Other Items	$0.44	$0.14	$0.10	$0.04	$0.08	$0.35	$0.17

Weighted Average Shares Outstanding:
Basic	16,973	17,320	17,411	17,496	17,545	17,444	17,656
Diluted	17,433	17,714	17,788	17,832	17,866	17,808	18,139

Margin Analysis	2002	Mar-03	Jun-03	Sep-03	Dec-03	2003	Mar-04
Revenues:
Funeral	77.4%	78.4%	75.8%	75.3%	77.3%	76.7%	76.2%
Cemetery	22.6%	21.6%	24.2%	24.7%	22.7%	23.3%	23.8%
Total Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Gross Profit:
Funeral	28.8%	28.4%	24.8%	22.3%	26.1%	25.5%	30.1%
Cemetery	25.0%	28.6%	27.2%	22.9%	21.6%	25.1%	25.8%
Total Gross Profit	27.9%	28.5%	25.4%	22.5%	25.1%	25.4%	29.0%

Selling, General & Admin. Expense	7.0%	6.5%	6.4%	7.1%	7.8%	7.0%	6.5%
Special & Other Charges	0.2%	1.5%	-2.4%	-0.6%	-0.1%	-0.4%	0.0%

Operating Income	20.7%	20.4%	21.4%	16.0%	17.4%	18.8%	22.5%

Interest Expense, Net	-8.5%	-7.6%	-7.2%	-7.5%	-7.1%	-7.3%	-6.4%
Financing Costs of Preferred Securities	-4.3%	-4.3%	-4.4%	-4.7%	-4.4%	-4.5%	-4.2%

Income Before Income Taxes	7.9%	8.5%	9.7%	3.8%	5.9%	7.0%	11.9%

Provision (Benefit) for Income Taxes	-5.3%	3.2%	3.6%	1.4%	2.2%	2.6%	4.4%

Net Income	13.2%	5.3%	6.1%	2.4%	3.7%	4.4%	7.4%

Special Charges & Other Items	-8.2%	1.0%	-1.5%	-0.4%	-0.1%	-0.2%	0.0%
Net Income Before Special Charges & Other Items	5.0%	6.3%	4.6%	2.0%	3.6%	4.2%	7.4%

Year-Over-Year Percentage Change

Funeral Revenues	-4.0%	-7.2%	-0.5%	-2.3%	-1.5%	-3.0%	3.4%
Cemetery Revenues	-8.7%	1.7%	1.6%	2.5%	-3.2%	0.6%	17.1%
Total Revenues	-5.1%	-5.4%	0.0%	-1.2%	-1.9%	-2.2%	6.4%
Selling, General & Admin. Expense	24.3%	1.1%	3.5%	-29.7%	27.2%	-3.0%	5.9%
Operating Income	1.0%	-27.4%	9.9%	1.5%	-16.6%	-11.0%	17.4%
Income Before Income Taxes	8.1%	-45.9%	50.6%	60.1%	-18.4%	-12.9%	48.4%
Net Income Before Special Charges & Other Items	-14.4%	-35.5%	17.5%	35.5%	-28.0%	-18.7%	25.9%
Diluted EPS Excluding Special Charges & Other Items	-13.7%	-36.6%	25.0%	32.0%	-29.6%	-20.3%	23.0%

COMPANY BACKGROUND

Carriage Services is a leading provider of Death Care services and products in the United States and is the fourth largest publicly traded Death Care Company. As of March 31, 2004, Carriage operated 139 funeral homes and 30 cemeteries in 29 states. Carriage provides a complete range of funeral and cremation services including planning and coordinating personalized funerals, conducting memorial services, performing cemetery interment services, and managing and maintaining cemetery properties. The Company also sells products and merchandise including caskets, urns, burial vaults, cemetery interment rights, and monuments and markers. Carriage’s business can be characterized as one of relative stability, recurring revenue and cash flow, with incremental growth opportunities via selective acquisitions.

The Death Care industry experienced a period of rapid growth through acquisition from 1996 through 1999, which took the industry’s eye off the operating ball, Carriage included. At the crescendo of 1999, balance sheets were over leveraged, acquisition multiples revealed they were too high, and industry conditions became challenging. In response, Carriage and its public peers significantly curtailed their acquisition activity, focused on operations to improve cash flow, and began culling through their property portfolios to find non-core and/or under performing assets that could be sold to generate cash to reduce debt.

Thus, 2000 was a transitional year for Carriage Services as it developed and began implementing its two-year multi-element Fresh Start Program in the fourth quarter of 2000 to address its poor operating performance and a challenging operating environment. Due largely to the successful implementation and execution of Fresh Start, Carriage Services has recovered from a highly leveraged balance sheet and sub-par operating performance, resulting from the rapid consolidation period the Death Care industry experienced in 1996 through 1999.

Beginning with the implementation of the Fresh Start program, the Company has sold 37 funeral homes, 12 cemeteries and 14 parcels of excess real estate for net proceeds of approximately $20 million of net proceeds. While these transactions taken together represent a decline of approximately 23% of the number of business locations, total revenues have only declined by approximately 7.2% and total gross profit has increased by 20%, when comparing 2000 operating results to 2003 operating results.

Carriage Services

Funeral Home & Cemetery Count

	Year Ending December 31,				3 Mos. 2004
	2000	2001	2002	2003
Beginning Funeral Homes	182	172	148	144	139
Acquisitions or Openings	1	2	2	0	0
Divestitures, Mergers or Closures	11	26	6	5	0
Ending Funeral Homes	172	148	144	139	139

Beginning Cemeteries	41	38	30	30	30
Acquisitions	1	0	0	0	0
Divestitures	4	8	0	0	0
Ending Cemeteries	38	30	30	30	30

In addition to making operational and financial improvements as part of Fresh Start, Carriage reduced its corporate overhead and increased the quality of its leadership. Carriage has turned to new leadership at substantially all levels of the Company to focus on operations and to reposition Carriage for future growth. Carriage will continue to improve its organizational leadership and quality of personnel going forward.

SUCCESSFUL FRESH START PROGRAM LARGELY COMPLETE

In response to its leveraged balance sheet resulting from its past active acquisition program, deteriorating operating results, and a challenging operating environment, Carriage implemented its multi-faceted Fresh Start Program in the fourth quarter of 2000, which has been successful and is largely complete. The five Fresh Start goals Carriage set out to achieve were:

1.               Restore credibility to its operating and consolidation model;

2.               Increase and better align its earnings and free cash flow;

3.               Restore market value credibility to its balance sheet;

4.               Reduce debt; and

5.               Re-access the capital markets.

The program began with a review of its funeral home and cemetery portfolios, operating strategies, organizational structure, and financial covenants under Carriage’s credit agreements. The key elements required to achieve the five Fresh Start goals are as follows:

• Downsize its corporate organization

• Strengthen its corporate and operating leadership

• Improve or dispose of under performing businesses

• Modify debt covenants

• Stratify its funeral home portfolio

• Change its preneed funeral marketing strategy

• Adjust the carrying value of remaining assets

Carriage is pleased to report that the primary goals of its Fresh Start initiatives have been achieved. Carriage is committed to continue operating a lean corporate organization, strengthening its corporate and local business leadership, and improving or selling underperforming businesses. Carriage’s progress in achieving each of the five Fresh Start goals, together with their continued relevance to future results, is as follows:

☒           Restore credibility to its operating and consolidation model – Carriage is committed to becoming the best, not the biggest, company in its industry.  This commitment is driven by a strong culture of service and leadership excellence whose goal is to build a lasting enterprise.  As a result, Carriage has raised performance standards and increased accountability for all employees throughout the organization. Recruiting top quality leaders and managers and aligning incentive compensation to its operating strategy have become key elements of Carriage’s operating strategy.

In Carriage’s view, the benefit of integrating acquired businesses is to introduce its innovative service and sales strategies to provide the highest quality funeral experience to client families and to introduce its operating model to improve long-term performance. Carriage continues to invest heavily in employee training in order to enable its field operations to better serve families, especially training on personalization of the funeral ritual to create a unique and emotional experience. The result of successful execution of its service and sales strategies will be to increase customer satisfaction, revenue per experience, and market share.

☒           Increase and better align earnings and free cash flow –Since implementing Fresh Start, Carriage has implemented more disciplined controls over its capital expenditures and shifted its preneed funeral marketing strategy from a national to a local focus. The Company transitioned from a national, centralized strategy to a local, decentralized strategy whereby each business location customized a preneed program to its local needs. Accordingly, Carriage eliminated the national funeral sales organization and emphasized using insurance contracts to fund preneed contracts. This allowed carriage to substantially downsize its administrative support organization. These two factors have been the key drivers to better align earnings and free cash flow. In conjunction with the operating model described above, Carriage believes it will continue to improve and maintain the alignment of earnings and cash flow.

☒           Restore market value credibility to its balance sheet – In reviewing its funeral home and cemetery portfolios, Carriage established performance standards consistent with its mission of ‘Becoming the Best’. These action plans included the decision to sell its businesses that cannot meet the Company’s new standards. Since Fresh Start was initiated in 2000, Carriage has closed one funeral property and has sold 37 funeral properties, 12 cemeteries and 14 parcels of excess real estate for net proceeds of $20 million. Additional properties may be sold in 2004. The carrying values of the businesses targeted for sale were written down to the estimated net realizable value. The significant charges Carriage incurred in 2000 to initiate its Fresh Start Program substantially reduced the Company’s book value per share by $8.25 to $4.78 at December 31, 2000. Since implementing Fresh Start, Carriage’s book value per share has increased to $6.16 at March 31, 2004. As Carriage executes its operating model and successfully improves long-term profitability, the Company expects to continue to increase book value per share.

☒           Re-access the capital markets – In August 2003 Carriage replaced its $75 million bank revolving credit facility with a new $40 million (increased to $45 million effective May 13, 2004) unsecured revolving credit facility that matures in March 2006 with Bank of America and Wells Fargo. The new credit facility and expected asset dispositions should provide sufficient borrowings to meet the Company’s current and future working capital needs as well as to retire the $22 million balance of its Series A Senior Notes in July 2004, thereby eliminating any near-term refinancing concerns. The remaining $74 million balance of the Series B and Series C senior notes matures July 2006 and July 2008 in the amounts of $52 million and $22 million, respectively, and carries an approximate weighted average rate of 8%. As a result, the Company expects that additional debt financing or equity will be necessary in future years. The availability and terms of such capital will depend on prevailing market conditions and the then existing financial conditions of the Company.

The fact that Carriage was able to place its bank facility in what is a very challenging credit market is significant. It is also significant that Carriage was able to obtain an unsecured facility. Carriage is the only public company in the death care industry with an unsecured revolving bank credit facility. This is a testament to the Company’s success in executing on its Fresh Start program and its consistent track record of consistently paying down debt. More importantly, by having an unsecured credit facility, it allows Carriage to retain full control of its capital structure, which will allow its favorable terms to remain intact and provides additional financial flexibility to optimize the Company’s balance sheet in future years.

☒           Reduce debt – Since Fresh Start was initiated on November 8, 2000, Carriage has reduced its debt and contingent obligations from previous acquisitions by $75.8 million, or 37%, from $205 million to $129.2 million at March 31, 2004. In complying with the conditions of the new credit facility, Carriage began on September 1, 2003, deferring interest payments on its subordinated debentures held by the Company’s affiliated trust. Thus, cash distributions on TIDES convertible trust preferred securities will be deferred for at least the term of the new credit facility.

As a result of deferring the TIDES distribution payments, Carriage has accelerated its senior debt repayment forecasts through 2007. Carriage forecasts that it will pay down senior debt at a 21.0% CARR (compound annual reduction rate) through 2007 versus its previous forecast prior to the deferral of the TIDES distribution payments of an 11.9% CARR.

CSV: A UNIQUE INVESTMENT OPPORTUNITY

Carriage Services has improved operational and financial performance, and reduced debt. With the demonstrated success of its Fresh Start Program, Carriage Services has turned the corner and is implementing its “Being the Best” funeral operating model to reposition the Company for future organic growth. Carriage’s improved operations has enabled the Company to generate meaningful amounts of free cash flow, which, coupled with dispositions, and tax savings, has allowed it to substantially pay down debt without using external financing sources. Based on Carriage’s current equity valuation and, relative to its peers, Carriage does not believe the equity market has truly recognized its accomplishments, nor the opportunities Carriage has for the future.

Carriage believes its current capital structure, coupled with the ability to generate free cash flow supplemented with cash from dispositions, enables it to meaningfully pay down debt, offering investors the unique investment characteristics of a LBO structure, without the often high promotional fees because CSV shares are publicly traded. We examine several possible Enterprise Value-to-EBITDA multiple scenarios that yield an implied four-year IRR (internal rate of return) range of 7% to 22%. We provide these three scenarios to give investors the opportunity to consider a range of possible outcomes. Scenario #1 assumes that Carriage’s Enterprise Value-to-EBITDA Multiple declines by one multiple point over the next four years. Scenario #2 assumes that Carriage’s Enterprise Value-to-EBITDA multiple remains flat over the next four years and Scenario #3 assumes that Carriage’s Enterprise Value-to-EBITDA multiple gradually increases by one multiple point over the next four years.

Carriage stresses that this scenario analysis is only one possible outcome within a range of possible outcomes. While Carriage believes it is using reasonable assumptions to model operating results, cash flow, and the possible effect on Carriage’s per share price, there can be no assurance that actual results and Carriage’s share price would be consistent with these scenarios.  Subsequent management decisions and other factors (including those discussed under “Cautionary Statements”) may materially alter those assumptions and the effect on actual results. The Long-Term Base Case Scenario is adjusted to consider the affect to EBITDA and estimated debt reductions for expected divestitures and is based on no growth in same store funeral contract volumes between 2003 and 2007, and modest increases in average revenue per funeral contract of 1.5% per year, which assumes an increasing proportion of cremations. Further, this scenario does not reflect Carriage’s financial flexibility, which allows for alternative uses for free cash flow, such as acquisitions or selective expansion of its existing portfolio of businesses.

Long-Term Base Case Scenario

(Revised as of february 19, 2004)

(In Millions $, Except Per Share Data)

	Actual 12/31/03		12/31/04	12/31/05	12/31/06	12/31/07	CAGR
Revenue	150.8		153.1	158.7	162.5	166.5	2.5%
Income Before Taxes & Special Items	10.0		12.0	13.4	14.9	16.5	13.3%
Interest	17.8		17.1	16.3	15.9	15.3	-3.7%
Depreciation & Amortization	11.1		11.1	12.1	12.4	12.8	3.7%
EBITDA (Excluding Special Items)	38.9		40.2	41.8	43.2	44.6	3.5%
EPS, Diluted	0.35	(1)	0.41	0.46	0.51	0.56	12.3%
Diluted Shares Outstanding	17.8		18.1	18.3	18.5	18.7	1.3%
Cash Flow from Operations Before Sub. Debt Interest Deferral	11.4		16.2	16.8	18.6	20.1	15.4%
Cash Flow from Deferral of Sub. Debt Interest	3.3		7.0	7.5	8.1	8.7	27.2%
Cashflow from Operations	14.7		23.2	24.3	26.7	28.8	18.3%
Less Capital Expenditures	6.2		6.5	6.0	5.5	5.5	-3.0%
Free Cash Flow	8.5		16.7	18.3	21.2	23.3	28.8%
Plus/Minus Net Cash Taxes	0.1		0.2	4.7	5.5	6.4	NM
Pre-Tax Free Cash Flow	8.6		16.9	23.0	26.7	29.7	36.5%
Divestitures & Other	5.1		2.7	0.2	0.2	0.2	NM
Cumulative Deferral of Sub. Debt Interest	3.9		10.9	18.4	26.5	35.2	73.4%
Total Debt	135.5		116.1	97.6	76.2	52.7	-21.0%
Total Debt / EBITDA (Excluding Special Items)	3.5		2.9	2.3	1.8	1.2	-23.7%

(1) Excludes the effect of $0.02 benefit recorded in 2003 as special charges and other items.

NM = Not meaningful

In this scenario, we assume that revenues grow at a 2.5% compound annual growth rate (CAGR) over the next four years and assume that EBITDA grows at a 3.6% CAGR over the same period.  The Company estimates it could grow free cash flow at a 28.8% CAGR, which could allow it to reduce senior debt from $135.5 million at the end of 2003 to $52.7 million at the end of 2007, a 21.0% four-year compound annual reduction in senior debt.  The Company estimates that over one-half of the 12.3% CAGR in EPS would result from interest savings related to debt reduction.  The key elements driving the substantial debt reduction over the four-year period are gradual field level operating margin improvement, selective dispositions of underperforming assets and cash tax savings in 2004.  Due to the utilization of the Company’s net tax loss carry forward, Carriage does not expect to pay taxes until 2005. Notwithstanding the assumptions regarding cash taxes, assumed operating leverage and debt reduction could generate attractive IRR results throughout the four-year period.

BASE CASE ENTERPRISE VALUATION “LBO” STRUCTURE

We use the financial assumptions in the Long-Term Base Case Scenario as the foundation for the Base Case Enterprise Valuation analysis scenario. We use the June 10, 2004 CSV closing share price of $5.15 per share with a total equity market value of roughly $93.4 million, which, when combined with its debt and the subordinated debt due to an affiliated trust plus deferred interest, yields an enterprise value of approximately $321.9 million.

Long-Term Base Case Scenario

(In Millions $, Except Multiples & Per Share Data)

SCENARIO #1: 1 Point Multiple Decrease

	3/31/2004		12/31/04		12/31/05		12/31/06		12/31/07

Implied Enterprise Value (EV):
Total Senior Debt	129.2		116.1		97.6		76.2		52.7
Subordinated Debt to Affiliated Trust & Deferred Interest	99.3		104.6		112.2		120.3		129.0
Implied Mkt. Value Equity	93.4		87.0		99.8		112.7		126.4
Total	321.9		307.8		309.6		309.2		308.1

EBITDA	40.7		40.2		41.8		43.2		44.6

Diluted Shares Out.	18.1		18.1		18.3		18.5		18.6

SCENARIO #1: 1 Point Multiple Decrease

EV/EBITDA Multiple	7.9	X	7.7	X	7.4	X	7.2	X	6.9	X

Implied Stock Price	$5.15		$4.80		$5.46		$6.09		$6.76

Annual % Increase			-7%		14%		12%		11%

4 - Year Compound IRR					7%

* Trailing four quarter EBITDA as of 3/31/04.

Scenario #1: One Point Multiple Decrease - We assume that Carriage’s Enterprise Value-to-EBITDA multiple declines by one multiple point over the next four years. Over that same period of time, Carriage’s free cash flow generation and business dispositions in 2004 allows it to substantially reduce its debt levels, which, in turn, benefits CSV equity investors. Based on the assumption of a declining Enterprise Value-to-EBITDA multiple but a rising implied share price based on a per share debt reduction, the per share price increases from the June 10, 2004 closing share price of $5.15 to an implied share price of $6.76 at the end of 2007, a four-year IRR in CSV share price of approximately 7%. Over this same time frame, Carriage’s absolute Enterprise Value-to- EBITDA multiple would decline by a full multiple point from 7.9X currently to 6.9X at the end of 2007. It is worth noting that even assuming a one multiple point decline over the next four years, under this scenario investors could still earn an attractive return on investment.

Long-Term Base Case Scenario

(In Millions $, Except Multiples & Per Share Data)

SCENARIO #2: Flat Multiple

	3/31/2004		12/31/04		12/31/05		12/31/06		12/31/07

Implied Enterprise Value (EV):
Total Senior Debt	129.2		116.1		97.6		76.2		52.7
Subordinated Debt to Affiliated Trust & Deferred Interest	99.3		104.6		112.2		120.3		129.0
Implied Mkt. Value Equity	93.4		97.1		120.7		145.1		171.0
Total	321.9		317.8		330.5		341.6		352.7

EBITDA	40.7		40.2		41.8		43.2		44.6

Diluted Shares Out.	18.1		18.1		18.3		18.5		18.7

SCENARIO #2: Flat Multiple

EV/EBITDA Multiple	7.9	X	7.9	X	7.9	X	7.9	X	7.9	X

Implied Stock Price	$5.15		$5.35		$6.60		$7.84		$9.14

Annual % Increase			4%		23%		19%		17%

4 - Year Compound IRR					15%

* Trailing four quarter EBITDA as of 3/31/04.

Scenario #2: Flat Multiple – We assume that Carriage’s Enterprise Value-to-EBITDA multiple remains flat at 7.9X over the next four years. Though we assume the multiple remains flat, Carriage’s estimated 3.6% CAGR in EBITDA and an estimated 21.0% CAGR in debt reduction due to approximately 28.8% anticipated compounded annual growth in free cash flow over the next four years implies an increase in share price from $5.15 at June 10, 2004, to $9.14, a 15% four-year IRR.

Long-Term Base Case Scenario

(In Millions $, Except Multiples & Per Share Data)

SCENARIO #3: 1 Point Multiple Increase

	3/31/2004		12/31/04		12/31/05		12/31/06		12/31/06

Implied Enterprise Value (EV):
Total Senior Debt	129.2		116.1		97.6		76.2		52.7
Subordinated Debt to Affiliated Trust & Deferred Interest	99.3		104.6		112.2		120.3		129.0
Implied Mkt. Value Equity	93.4		107.1		141.6		177.5		215.5
Total	321.9		327.9		351.4		374.0		397.2

EBITDA	40.7		40.2		41.8		43.2		44.6

Diluted Shares Out.	18.1		18.1		18.3		18.5		18.7

SCENARIO #3: 1 Point Multiple Increase

EV/EBITDA Multiple	7.9	X	8.2	X	8.4	X	8.7	X	8.9	X

Implied Stock Price	$5.15		$5.91		$7.74		$9.59		$11.53

Annual % Increase			15%		31%		24%		20%

4 - Year Compound IRR					22%

* Trailing four quarter EBITDA as of 3/31/04.

Scenario #3: One Point Multiple Increase – We assume that Carriage’s Enterprise Value-to-EBITDA multiple gradually increases over the next four years by one multiple point to 8.9X. This scenario implies an increase in share price from $5.10 at June 10, 2004, to $11.53, a 22% four-year IRR.

DEATH CARE INDUSTRY OVERVIEW

Death Care Industry Landscape

Despite a period of rapid consolidation of smaller, private funeral and cemetery businesses by the public Death Care companies in 1996 through 1999, the industry remains fragmented. Carriage estimates that there are approximately 22,000 funeral homes and 10,000 cemeteries in the United States, with private businesses comprising roughly 80% of the total. It is estimated that Carriage Services and the three other largest publicly traded domestic Death Care companies represented approximately 20% of the 2003 domestic Death Care industry revenues. Though Carriage and the rest of its public peers have significantly reduced or eliminated an active acquisition program, there remains the opportunity for consolidation of smaller, privately held businesses to supplement internal growth.

Established death care businesses have a number of advantages over insurgent death care service providers in a given market, but barriers to entry are not prohibitive. Death care businesses have traditionally been transferred to successive generations within a family and in most cases have developed a local heritage and tradition that afford an established funeral home or cemetery a local franchise and provide the opportunity for repeat business. In addition, established firms’ backlog of preneed, prefunded funerals or presold cemetery and mausoleum spaces provides a base of future revenue. Additional barriers to entry include the difficulty of local zoning restrictions, increasing regulatory burdens, and scarcity of cemetery land in certain urban areas.

However, since 1999, Carriage has seen new independent competitors capture some local market share. In many cases, these new independent businesses are started by personnel who have left public death care consolidators or family owned businesses. Often, such businesses are attempting to build market share by competing on price rather than heritage and tradition.

Estimated U.S. Death Rate

2000	2,393	0.7%
2001	2,410	0.7%
2002	2,427	0.7%
2003	2,444	0.7%
2004	2,462	0.7%
2005	2,480	0.7%
2010	2,578	0.8%
2015	2,695	0.9%
2020	2,840	1.1%
2025	3,033	1.4%
2030	3,257	1.4%
2035	3,491	1.3%
2040	3,702	1.1%

Projected Life Expectancy

	Male	Female
1999	74.1	79.8
2025	77.6	83.6
2050	81.2	86.7
2100	88.0	92.3

Source: U.S. Census Bureau

Historical Death Rate Trends & Forecasts - Still Valid?

The national death rate in the United States has grown at a compound annual rate of approximately 1% from 1980 through 2000, with annual variation of 1%-2%. National government statistics are predicting an annual compounded rate of growth in the number of deaths of .75% through 2010, after which the rate of growth is expected to gradually increase due to the aging population. However, based on data from the CDC (adjusted for non-reporting cities) death rates declined approximately 2.4% in 2001, 1.6% in 2002, and 1.4% in 2003 – an unprecedented three year consecutive decline in death rates.

It is uncertain if the past three years of sequential declines in death rates is indicative of a fundamental change in future death rates trends, or what specific factors caused the sequential declines. While the number of deaths typically varies from year to year, it is believed by some that major medical advances in treating heart, cancer and other major diseases that cause death are resulting in an increase in the average age of the population. With several years of unprecedented sequential declines in death rates, is the improvement in healthcare beginning to have a secular impact on mortality rates that call into question historical mortality trends and projections? At this point that cannot be determined.

The Death Care industry tends to experience some seasonal biases in the winter months due to increases in cold weather induced deaths, or occasionally in extreme heat conditions in the summer. Despite a period of unusual decreases in death rates, the Death Care business can generally be characterized as one of relative stability, reliability, and a very low failure rate. Carriage views the long-term stability and reliability of the Death Care business, through good times and bad, as an attractive investment attribute.

The Aging Population & the Baby Boomers

As indicated in the accompanying table and chart, using data from the U.S. Census Bureau, the largest percent of the population is in the 25 to 44 age bracket, accounting for 30.2% of the total 2000 population. However, the U.S. population is getting older and as the Baby Boomer generation begins to age, the percentage of the population age 65 and over is expected to rise from 12.4% in 2000 to 13.2% in 2010, and then to 16.5% by 2020. Correspondingly, the percentage of the population age 25 to 44 is expected to fall from 30.2% in 2000 to 26.1% in 2010, and then to 25.7% by 2020.

The growth in the 65 and older portion of the U.S. population is significant because historically 68.5% of deaths in the U.S. have occurred when people are age 65 and older. Based on U.S. Census population data, if 12.4% of the population in 2000 was age 65 or older, then there were 34.1 million people age 65 or older in 2000. If the population age 65 or older is expected to rise to 16.5% by 2020, then there will be 53.6 million people age 65 or older by 2020.

Population Age Distribution: 1990 - 2040

	1990A	2000A	2010E	2020E	2030E	2040E
Total Population	248,710	281,422	299,862	324,927	351,070	377,350
% Change	—	—	4.2%	4.1%	3.9%	3.6%

Under 15	21.5%	21.4%	19.8%	19.9%	19.7%	19.6%
15 to 24	14.8%	13.9%	14.3%	13.0%	13.1%	13.2%
25 to 44	32.5%	30.2%	26.1%	25.7%	25.1%	24.5%
45 to 64	18.6%	22.0%	26.5%	24.9%	22.1%	22.3%
65 to 74	7.3%	6.5%	7.1%	9.7%	10.7%	9.0%
75 to 84	4.0%	4.4%	4.3%	4.8%	6.8%	7.7%
85 and over	1.2%	1.5%	1.9%	2.1%	2.5%	3.8%

65 and over	12.5%	12.4%	13.2%	16.5%	20.0%	20.5%

			Aging of the Baby Boomers

Source: U.S. Census Bureau

Cremation Trends

The aging of the large number of Baby Boomers over the next ten to twenty years could raise the national mortality rate slightly above its historic average, generating enhanced growth opportunities for the death care industry. However, a rising trend in cremations poses some risk for the death care industry to fully realize the benefit from the shift in the population to the +65 years of age category. It is estimated that cremations accounted for approximately 10% of the U.S. burial market in 1980 and has grown to approximately 28% in 2002. The cremation trend is expected to increase to 36% of the U.S. burial market in 2010. While cremation services and products are higher margin than traditional burial proceedings, they are typically less in absolute dollar terms. To mitigate this and to even capitalize on the growing cremation trend, Carriage has developed innovative, high quality funeral and memorializing services and additional products to increase its cremation revenue per funeral.

Carriage Services Peer Analysis

Selected Historical Financial & Operating Data & Valuation Data

In Thousands Except Per Share and Percentage Data

	Carriage Services (CSV)			Service Corp. Intl. (SRV)			Stewart Enterprises (STEI)(1)			Alderwoods Group (AWGI)
	2002	2003	3 Mos ‘04	2002	2003	3 Mos ‘04	2002	2003	3 Mos ‘04(2)	2002	2003	3 Mos ‘04
Selected Historical Financial Data
Funeral Revenues	119,299	115,737	31,392	1,682,506	1,743,983	436,715	345,200	298,569	74,196	486,834	501,590	124,062
Cemetery Revenues & Other (3)	34,877	35,086	9,781	641,113	597,668	152,903	236,121	223,489	55,642	219,314	238,961	55,105
Total Revenues	154,176	150,823	41,173	2,323,619	2,341,651	589,618	581,321	522,058	129,838	706,148	740,551	179,167

Funeral Gross Profit	34,374	29,535	9,435	284,669	282,561	88,090	88,151	70,682	22,767	111,334	115,918	28,904
Cemetery & Other Gross Profit	8,714	8,790	2,519	78,256	83,237	25,961	56,633	49,689	14,074	19,331	30,357	5,913
Total Gross Profit	43,088	38,325	11,954	362,925	365,798	114,051	144,784	120,371	36,841	130,665	146,275	34,817

G&A Expenses	10,815	10,492	2,683	89,752	178,101	51,021	17,261	20,183	3,913	43,188	56,281	11,698

EBITDA (Excluding Special Charges & Other Items) (4)	42,776	38,855	12,336	462,906	449,955	133,820	186,300	158,800	45,811	132,500	126,700	32,401

Special Charges & Other Items	(361)	577	—	(177,743)	50,350	35,603	(18,500)	(107,300)	—	(228,418)	(4,699)	(612)
Other Operating Expenses	—	—	—	94,910	9,004	—	—	—	1,993	—	—	—

Operating Income	31,912	28,410	9,271	520	229,043	98,633	109,023	(7,112)	30,935	(140,941)	85,295	22,507

Net Income (Loss) before Chg. in Acctg. Principle and/or Other Items	7,478	6,625	3,052	(96,926)	85,082	76,580	31,866	(73,468)	11,728	(233,744)	10,807	4,837
Cum. Effect of Change in Accounting Principle and/or Other Item	12,800	—	—	(135,560)	—	(48,061)	—	—	—	—	—	—
Net Income (Loss)	20,278	6,625	3,052	(232,486)	85,082	28,519	31,866	(73,468)	11,728	(233,744)	10,807	4,837

Cash Flow from Operations	18,945	14,680	5,474	352,172	374,108	88,644	90,489	69,820	35,991	68,684	154,537	5,783
Capital Expenditures	6,034	6,204	789	100,045	116,000	17,737	18,630	18,439	4,806	21,372	25,380	4,020
Free cash Flow	12,911	8,476	4,685	252,127	258,108	70,907	71,859	51,381	31,185	47,312	129,157	1,763

Diluted EPS before Chg. in Acctg. Principle and/or Other Items	$0.43	$0.37	$0.17	$(0.33)	$0.28	$0.23	$0.29	$(0.68)	$0.11	$(5.86)	$0.27	$0.12
Cum. Effect of Change in Accounting Principle and/or Other Item	0.73	—	—	(0.46)	—	(0.14)	—	—	—	—	—	—
Diluted EPS	$1.16	$0.37	$0.17	$(0.79)	$0.28	$0.09	$0.29	$(0.68)	$0.11	$(5.86)	$0.27	$0.12

Average Diluted Shares	17,433	17,808	18,139	294,533	300,790	353,088	108,299	108,220	108,098	39,916	40,465	40,653
% of Revenues
Funeral Revenues	77.4%	76.7%	76.2%	72.4%	74.5%	74.1%	59.4%	57.2%	57.1%	68.9%	67.7%	69.2%
Cemetery Revenues	22.6%	23.3%	23.8%	27.6%	25.5%	25.9%	40.6%	42.8%	42.9%	31.1%	32.3%	30.8%
Total Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Funeral Gross Profit	28.8%	25.5%	30.1%	16.9%	16.2%	20.2%	25.5%	23.7%	30.7%	22.9%	23.1%	23.3%
Cemetery Gross Profit	25.0%	25.1%	25.8%	12.2%	13.9%	17.0%	24.0%	22.2%	25.3%	8.8%	12.7%	10.7%
Total Gross Profit	27.9%	25.4%	29.0%	15.6%	15.6%	19.3%	24.9%	23.1%	28.4%	18.5%	19.8%	19.4%

G&A Expenses	7.0%	7.0%	6.5%	3.9%	7.6%	8.7%	3.0%	3.9%	3.0%	6.1%	7.6%	6.5%

EBITDA (Excluding Special Charges & Other Items) (4)	27.7%	25.8%	30.0%	19.9%	19.2%	22.7%	32.0%	30.4%	35.3%	18.8%	17.1%	18.1%

Operating Income	20.7%	18.8%	22.5%	0.0%	9.8%	16.7%	18.8%	-1.4%	23.8%	-20.0%	11.5%	12.6%

Net Income (Loss) before Chg. in Acctg. Principle and/or Other Items	4.9%	4.4%	7.4%	-4.2%	3.6%	13.0%	5.5%	-14.1%	9.0%	-33.1%	1.5%	2.7%

Net Income (Loss)	13.2%	4.4%	7.4%	-10.0%	3.6%	4.8%	5.5%	-14.1%	9.0%	-33.1%	1.5%	2.7%
Selected Operating Data
# of Funeral Properties	144	139	139	2,393	1,239	1,244	307	299	291	802	730	721
# of Cemetery & Other Properties	30	30	30	640	547	556	150	148	148	247	210	199
Total Properties	174	169	169	3,033	1,786	1,800	457	447	439	1,049	940	920

# of North American Funeral Services Performed (5)	24,293	23,740	6,419	268,326	263,952	70,850	96,211	71,934	NA	126,686	127,964	31,102
Avg.Rev. Per Funeral - North America (5)	$4,713	$4,743	$4,841	$4,054	$4,140	$4,175	NA	NA	NA	$3,843	$3,920	$3,989
North America Company Cremation Rate	28%	31%	31%	38%	39%	39%	39%	39%	37%	33%	34%	35%
Selected Balance Sheet Data
Cash & Cash Equivalents	2,702	2,024	1,675	200,625	239,431	498,911	30,778	20,931	16,990	46,112	41,612	35,409
Total Current Assets	26,865	27,890	26,027	618,924	673,324	848,809	172,400	227,434	183,755	685,564	552,039	561,293
Property, Plant & Equipment, Net	114,002	110,964	109,806	1,188,340	1,250,632	941,898	334,316	300,060	298,847	555,091	557,015	541,766
Cemetery Property	64,570	64,124	63,973	1,567,584	1,524,545	1,555,951	388,065	377,118	376,100	122,736	117,518	116,514
Total Assets	549,948	538,917	570,085	10,718,038	7,697,575	8,777,428	3,015,584	2,901,230	2,859,286	3,200,766	2,453,003	2,731,233

Total Current Liabilities	28,463	47,311	44,403	464,283	668,947	754,861	80,522	119,741	105,062	601,597	457,821	426,352
Total Debt	149,094	135,479	129,193	1,984,838	1,711,565	1,691,065	551,944	502,115	463,323	755,581	630,931	614,338
Total Liabilities	361,264	342,660	428,611	9,391,383	6,170,617	7,164,476	2,203,321	2,162,371	2,104,439	2,677,364	1,908,110	1,912,694
Preferred Securities	90,193	90,327	—	—	—	—	—	—	—	—	—	—
Convertible Securities	—	—	93,750	—	—	—	—	—	—	—	—	—
Stockholders’ Equity	98,091	105,930	109,291	1,326,655	1,526,958	1,612,952	812,263	738,859	754,847	523,402	544,893	553,456
Total Liabilities & Stockholders’ Equity	549,948	538,917	570,085	10,718,038	7,697,575	8,777,428	3,015,584	2,901,230	2,859,286	3,200,766	2,453,003	2,731,233
Selected Leverage Ratios
Current Assets / Current Liabilities	0.94	0.59	0.59	1.33	1.01	1.12	2.14	1.90	1.75	1.14	1.21	1.32
Total Assets / Total Liabilities	1.52	1.57	1.33	1.14	1.25	1.23	1.37	1.34	1.36	1.20	1.29	1.43
Total Debt / Total Assets	0.27	0.25	0.23	0.19	0.22	0.19	0.18	0.17	0.16	0.24	0.26	0.22
Total Debt / Stockholders’ Equity	1.52	1.28	1.18	1.50	1.12	1.05	0.68	0.68	0.61	1.44	1.16	1.11
Total Debt / EBITDA (Excluding Special Charges & Other Items)	3.49	3.49	10.47	4.29	3.80	12.64	2.96	3.16	10.11	5.70	4.98	18.96
Total Debt / Capitalization	44.2%	40.8%	38.9%	59.9%	52.9%	51.2%	40.5%	40.5%	38.0%	59.1%	53.7%	52.6%
Selected Valuation Data
Stock Price @ June 10, 2004	$5.15			$7.21			$7.51			$12.30
Shares Outstanding (Per Most Recent 10K or 10Q Filing)	17,737			304,585			107,375			39,996
Equity Market Value	91,345			2,196,060			806,384			491,945
Preferred Securities	—			—			—			—
Convertible Securities & Deferred Interest	99,335			—			—			—
Total Debt	129,193			1,691,065			463,323			614,338
Cash & Cash Equivalents	1,675			498,911			16,990			35,409
Enterprise Value	$318,198			$3,388,214			$1,252,717			$1,070,874

Price / 2003 EPS before Chg. in Acctg. Principle and/or Other Items	13.8			25.5			(11.1)			46.1
Price / 2003 EPS	13.8			25.5			(11.1)			46.1
Price / Book Value Per Share	0.8			1.4			1.1			0.9
Enterprise Value / 2003 EBITDA (Excluding Special Charges & Other Items)	8.2			7.5			7.9			8.5

(1)             Fiscal year ending October 31.

(2)             3 Mos ‘04 data for quarter ending 1/31/04. At the time of publishing, STEI had not filed their 10Q for the quarter ending April 30, 2004

(3)             Cemetery Revenues/Gross Profit & Other for Alderwoods includes revenue/gross profit from Insurance operations.

(4)             EBITDA from continuing operations for Alderwoods Group

(5)             On a comparable or “same store” basis for Service Corp.; data from continuing operations for Alderwoods Group

Source: Carriage Services, Service Corp. Intl., Stewart Enterprises, & Alderwoods Group public documents.

MANAGEMENT BIOS

Melvin C. Payne, a management founder of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996.  In 2003, Mr. Payne assumed the additional role of leading Carriage’s funeral operations. Prior to December 1996, he had been the President, Chief Executive Officer and a director of Carriage since its inception in 1991.  Mr. Payne resumed the additional position of President in December 2000.  Mr. Payne serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

Joseph Saporito has been Senior Vice President, Chief Financial Officer and Secretary of Carriage since September 2002.  Mr. Saporito, a certified public accountant, has responsibility for the financial and administrative functions of Carriage.  Prior to joining Carriage, he served as Division Head of the Commercial Audit Division of the Houston office of Arthur Andersen LLP, where he was a partner for 15 years.

James J. Benard has been Senior Vice President of Sales and Cemetery Operations for Carriage since November 2001.  Mr. Benard joined Carriage in 1998 as a Regional Vice President of Sales.  He has over 22 years of professional funeral home and cemetery experience.  Prior to joining Carriage, he was affiliated with Service Corporation International in various roles for ten years.  Mr. Benard is a member of the International Cemetery and Funeral Association.

George Klug has been Senior Vice President and Chief Information Officer since May 2002. He joined Carriage in July 2001 to align the technology functions with the company’s business plan.  Before joining Carriage, Mr. Klug served from 1997 to 2000 as Vice President of Information Technology at Allright Corporation, an owner operator of parking facilities both national and international.  Prior to Allright, Mr. Klug served as Vice President of Information Technology for various retail companies including Oshmans, Sportstown, and Zaks. He also has a background in operations and accounting and has been in management positions for 30 years.

BOARD OF DIRECTORS & CORPORATE GOVERNANCE

Carriage’s Board of Directors consists of six members, of which four are independent. This board composition complies with Board provisions under the Sarbanes-Oxley Act.

Melvin C. Payne, a management founder of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996.  In 2003, Mr. Payne assumed the additional role of leading Carriage’s funeral operations. Prior to December 1996, he had been the President, Chief Executive Officer and a director of Carriage since its inception in 1991.  Mr. Payne resumed the additional position of President in December 2000.  Mr. Payne serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

Joe R. Davis became a director of Carriage Services in May 2003. He has been the Chief Executive Officer and Chairman of the Board of Consolidated Graphics Inc. (“CGX”) since he founded it in 1985.  Mr. Davis serves on the Executive Committee of CGX’s Board of Directors.

Vincent D. Foster became a director of Carriage in November 1999.  Mr. Foster is a Senior Managing Director of Main Street Mezzanine Fund, LLC, a licensed small business investment corporation, and served as Senior Managing Director of Main Street Equity Ventures II, L.P. (and its predecessor firm), a private equity firm, from 1997 through 2002. Mr. Foster is a director of Quanta Services, Inc., and served as its nonexecutive Chairman of the Board of Directors from February 1998 through May 2002.  Mr. Foster is also a director of U.S. Concrete, Inc. and serves as its nonexecutive Chairman of the Board.  From September 1988 through October 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he served as the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States.

Mark F. Wilson became a director in January 1997 when CNM merged with Carriage.  Mr. Wilson served as the President of CNM from 1988 until its merger with Carriage in January 1997, when he became President of Carriage’s California operations.  CNM owned and operated nine Wilson & Kratzer Funeral Homes and the Rolling Hills Memorial

Park Cemetery in Alameda and Contra Costa Counties, California.  In connection with the CNM merger, Carriage agreed to increase the Board of Directors by one member and appoint Mr. Wilson as a director.  Mr. Wilson served as Senior Vice President of Cemetery Operations for our Western Region from November 2000 until November 2001, at which time he stepped aside upon the elevation of Jim Benard to head up the Company’s Cemetery Operations, but Mr. Wilson maintained his role as President of our California operations.  Mr. Wilson also serves on the Board of Directors of Mechanics Bank, Richmond, California.

Stuart W. Stedman has been a director of Carriage since it went public in August 1996.  For the past 18 years, Mr. Stedman has been President of Wesley West Interests, Inc., a management company responsible for various family holdings, including marketable securities, oil, gas and coal properties, ranch lands and urban real estate.  Mr. Stedman also serves as a Manager and a member of the compensation committee of Strand Energy, L.L.C., a private exploration and production company.

Ronald A. Erickson has been a director of Carriage since it went public in August 1996.  Mr. Erickson is Chief Executive Officer of Holiday Companies, Minneapolis, Minnesota, a family business consisting primarily of convenience stores and sporting goods stores.  Mr. Erickson is also a director (and member of the board’s compensation committee) of Andersen Corporation, a privately held manufacturer of windows and patio doors.

Audit Committee – Is comprised of Erickson, Foster, and Stedman, all independent board members.

The Audit Committee appoints Carriage’s independent auditors, reviews the plan, scope and results of the audit with the auditors and Carriage’s officers, and approves audit fees and non-audit services. The Audit Committee also reviews with the auditors the significant accounting policies and internal accounting controls of Carriage.

In 2003, Carriage’s Board adopted a new written charter to be the governing instrument for the Audit Committee. In 2004, the charter was amended. The NYSE, upon which Carriage’s Common Stock is traded, requires that each of its listed companies maintain an independent audit committee. None of the members of Carriage’s Audit Committee has a relationship with Carriage that may interfere with the exercise of his independence from management or Carriage. No member of the Company’s Audit Committee is or has been in the last three years an employee of Carriage or in a business relationship with Carriage. Also, no immediate family member related to a member of Carriage’s Audit Committee is an executive officer of Carriage or any of its affiliates.

In addition to the independence standard, the NYSE requires that each member of the Audit Committee be financially literate and at least one member must have accounting or related financial management expertise. Each member of Carriage’s Audit Committee is financially literate. Mr. Foster, the Committee’s financial expert, is a certified public accountant with over 20 years of public accounting experience. Currently, Mr. Foster is a managing director of a small business investment corporation for which he reviews and analyzes financial statements as part of his daily functions.

Corporate Governance Committee – Iscomprised of Erickson, Foster, and Stedman, all independent board members.

The Corporate Governance Committee reviews the structure of the full Board, evaluates the Board’s performance and makes recommendations regarding the size of the Board and the number and classification of directors. The Corporate Governance Committee also conducts a search for suitable and qualified candidates to serve as directors when the terms of office are up for election at each year’s annual meeting of stockholders and submits the names of candidates for such positions for consideration by the Board.

Compensation Committee – Is comprised of Foster, Stedman and Davis, all of whom are independent board members.

The Compensation Committee reviews and approves the compensation of Carriage’s senior officers, including stock and other incentive compensation programs. The Compensation Committee also administers, and makes grants of stock options, under Carriage’s stock incentive plans.

Carriage Services, Inc.

Consolidated Statement of Operations

(In Thousands, Except Per Share Data)

	(Unaudited)
	For the Three Months Ended March 31,
	2003	2004
Revenues, Net
Funeral	$30,354	$31,392
Cemetery	8,352	9,781
	38,706	41,173
Costs & Expenses
Funeral	21,722	21,957
Cemetery	5,963	7,262
	27,685	29,219
Gross Profit
Funeral	8,632	9,435
Cemetery	2,389	2,519
Gross Profit	11,021	11,954
Gross Profit Margin	28.5%	29.0%

General & Admin. Expenses	2,533	2,683
Special Charges & Other Items	588	—
Operating Income	7,900	9,271

Interest Expense, Net	2,936	2,646
Financing Costs of Preferred Securities	1,674	1,742
Total Interest & Financing Costs	4,610	4,388

Income Before Taxes	3,290	4,883
Provision for Income Taxes	1,234	1,831
Net Income for Common Shareholders	2,056	3,052

Basic EPS	$0.12	$0.17

Diluted EPS	$0.12	$0.17

Weighted Avg. Basic Shares Outstanding:	17,320	17,656
Weighted Avg. Diluted Shares Outstanding:	17,714	18,139

Carriage Services, Inc.

Consolidated Balance Sheets

(In Thousands)

		(Unaudited)
	December 31, 2003	March 31, 2004
ASSETS
Current Assets:
Cash & Cash Equivalents	$2,024	$1,675
Accounts Receivable —
Trade, Net of Allowance for Doubtful Accounts	15,564	13,415
Other	505	590
	16,069	14,005

Inventories & Other Current Assets	9,797	10,347
Total Current Assets	27,890	26,027

Preneed Receivables & Trust Investments:
Cemetery	—	65,510
Funeral	—	52,612
Preneed Funeral Contracts	73,706	19,238
Preneed Cemetery Merchandise & Service Trust Funds	48,237	—
Property, Plant & Equip. at Cost, Net of Accum. Dep.	110,964	109,806
Cemetery Property at Cost	64,124	63,973
Goodwill	159,672	159,672
Deferred Charges & Other Non-Current Assets	54,324	42,439
Cemetery Perpetual Care Trust Investments	—	30,808

Total Assets	$538,917	$570,085

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable & Accrued Liabilities	$22,911	$20,205
Current Portion of Long-Term Debt & Obligations Under Capital
Leases	24,400	24,198
Total Current Liabilities	47,311	44,403

Senior Long-Term Debt, Net of Current Portion	105,575	99,518
Convertible Junior Sub. Debentures due 2029 to an Affiliated Trust	—	93,750
Obligations Under Capital Leases, Net of Current Portion	5,504	5,477
Distributions Payable on Convertible Preferred Securities	3,876	—
Deferred Interest on Convertible Junior Subordinated Debentures	—	5,585
Deferred Cemetery Revenue	99,108	49,029
Deferred Preneed Funeral Contracts Revenue	81,286	32,780
Non-Controlling Interests in Funeral & Cemetery Trust Investments	—	98,069

Total Liabilities	342,660	428,611

Commitments & Contingencies:
Non-Controlling Interests in Perpetual Care Trust Investments	—	32,183
Company-Obligated Mandatorily Redeemable Convt. Pref Securities	90,327	—
Stockholders’ Equity:
Common Stock	175	177
Contributed Capital	186,679	187,321
Accumulated Deficit	(80,290)	(77,239)
Deferred Compensation	(634)	(968)

Total Stockholders’ Equity	105,930	109,291

Total Liabilities & Stockholders’ Equity	$538,917	$570,085

Carriage Services, Inc.

Consolidated Statement of Cash Flows

(In Thousands)

	(Unaudited)
	For the Three Months Ended March 31,
	2003	2004
Cash Flows from Operating Activities:
Net Income	$2,056	$3,052
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation	1,629	1,776
Amortization	1,056	1,329
Provision for Losses on Accounts Receivable	144	656
Stock Related Compensation	—	164
Loss on Sale of Trust Investments	—	235
Deferred Income Taxes	1,234	1,831
Other	95	(5)
Changes in Assets & Liabilities, Net of Effect from Acquisitions & Dispositions:
Decrease (Increase) in Accounts Receivable	1,234	(673)
Decrease (Increase) in Inventories & Other Current Assets	277	(422)
(Increase) in Deferred Charges & Other	(30)	(105)
(Increase) in Preened Funeral & Cemetery Costs	(988)	(1,134)
(Increase) in Preneed Cemetery Trust Investments	(1,158)	(1,160)
(Decrease) in Accounts Payable & Accrued Liabilities	(2,382)	(2,822)
Increase in Deferred Preneed Revenue & Non-Controlling Interests in Funeral & Cemetery Investments	626	1,043
Increase in Distributions Payable on Convertible Preferred Securities	—	1,709

Net Cash Provided by Operating Activities	3,793	5,474

Cash Flows from Investing Activities:
Capital Expenditures	(1,725)	(789)

Net Cash Provided by (Used In) Investing Activities	(1,725)	(789)

Cash Flows from Financing Activities:
Proceeds (Payments) Under Bank Line of Credit	1,800	(3,100)
Payments on Long-Term Debt & Obligations Under Capital Leases	(2,736)	(2,052)
Proceeds from Issuance of Common Stock	92	118

Net Cash Used in Financing Activities	(844)	(5,034)

Net Decrease in Cash & Cash Equivalents	1,224	(349)
Cash & Cash Equivalents at Beginning of Year	2,702	2,024
Cash & Cash Equivalents at End of Year	$3,926	$1,675

Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest & Financing Costs	$6,564	$4,365
Cash Paid for Income Taxes	$22	$57

Forward-Looking Statements

In addition to historical information, this Company & Investment Profile contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include any projections of earnings, revenues, asset sales, cash flow, debt levels or other financial items; any statements of the plans, strategies and objectives of management for future operation; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “project”, “forecast”, “plan”, “anticipate” and other similar words. .  Readers should carefully review the Cautionary Statements described in this and other documents we file from time to time with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Current Reports on Form 8-K filed by Carriage in the future.

Cautionary Statements

The Company cautions readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company’s actual consolidated results and could cause the Company’s actual consolidated results in the future to differ materially from the goals and expectations expressed herein and in any other forward-looking statements made by or on behalf of the Company.

Risks related to our business

(1)  Earnings from and principal of trust funds and insurance contracts could be reduced by changes in stock and bond prices and interest and dividend rates.

(2)  Increased costs may have a negative impact on earnings and cash flows.

(3)  Our ability to achieve our debt reduction targets and to service our debt in the future depends upon our ability to generate sufficient cash, which depends on many factors, some of which are beyond our control.

(4)  We may experience declines in preneed sales due to numerous factors including changes made to contract terms and sales force compensation, or a weakening economy. Declines in preneed sales would reduce our backlog and revenue and could reduce our future market share.

(5)  Increased preneed sales may have a negative impact on cash flow.

(6)  Price competition could reduce market share or cause us to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.

(7)  Increased advertising or better marketing by competitors, or increased activity by competitors offering products or services over the Internet, could cause us to lose market share and revenues or cause us to incur increased costs in order to retain or recapture our market share.

(8)  Increases in interest rates would increase interest costs on our variable-rate long-term debt and could have a material adverse effect on our net income and earnings per share.

(9)  Covenant restrictions under our revolving credit facility and senior notes limit our flexibility in operating our business.

(10) Our projections include adjustments to earnings and cash flow for estimated disposition activity. Several important factors, among others, may affect our ability to consummate dispositions.

Risks related to the death care industry

(1)  Declines in the number of deaths in our markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.

(2)  The increasing number of cremations in the United States could cause revenues to decline because we could lose market share to firms specializing in cremations. In addition, basic cremations produce no revenues for cemetery operations and lesser funeral revenues and, in certain cases, lesser profit margins than traditional funerals.

(3)  If we are not able to respond effectively to changing consumer preferences, our market share, revenues and profitability could decrease.

(4)  Because the funeral and cemetery businesses are high fixed-cost businesses, positive or negative changes in revenue can have a disproportionately large effect on cash flow and profits.

(5)  Changes or increases in, or failure to comply with, regulations applicable to our business could increase costs or decrease cash flows.

Disclosure of Non-GAAP Performance Measures

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios, which management uses in managing our business, may provide users of this financial information additional meaningful comparisons between results in historical periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP. In addition, our presentation of non-GAAP performance measures may not be comparable to similarly titled measures other companies report.

We define free cash flow as cash provided by operating activities less capital expenditures for property, plant and equipment. We consider free cash flow to be an important indicator of our ability to pay down our debt while we are in loss carryforward position for tax purposes.

Reconciliations of cash provided by operations to free cash flow are provided in the following table (in 000s):

	2000	2001	2002	2003	March 31, 2004
Cash provided by operations	$16,926	$27,749	$18,945	$14,680	$5,474

Capital expenditures	(10,547)	(5,046)	(6,034)	(6,204)	(789)

Free cash flow	$6,379	$15,703	$12,911	$8,476	$4,685

We define EBITDA Excluding Special Charges and Other Items as our pre-tax earnings (loss) plus interest expense, depreciation and amortization expenses. We have included EBITDA Excluding Special Charges and Other Items because it is widely used by analysts and investors for valuation purposes and because we use EBITDA Excluding Special Charges and Other Items to monitor and compare the financial performance of our businesses. EBITDA Excluding Special Charges and Other Items does not give effect to the cash we must use to service our debt, pay our income taxes or provide for capital expenditures. We have provided the ratio of our debt to EBITDA Excluding Special Charges and Other Items because the financial institutions that provide our debt monitor our reliance on debt by periodically measuring this ratio. Reconciliations of Net earnings (loss) to EBITDA Excluding Special Charges and Other Items are provided in the following table (in 000s):

	2000	2001	2002	2003	March 31, 2004

Net earnings (loss)	$(131,996)	$9,002	$20,278	$6,625	$3,052
Special charges & other	102,250	—	361	(577)	—
Cumulative effect of the change in accounting principle	59,748	—	—	—	—
Provision (benefit) for income taxes	(28,787)	2,251	(8,116)	3,974	1,831
Pre-tax earnings	1,215	11,253	12,523	10,022	4,883
Interest expense	20,705	20,344	19,750	17,811	4,388
Depreciation & amortization	18,675	17,095	10,503	11,022	3,065
EBITDA excluding special charges & other items	$40,595	$48,692	$42,776	$38,855	$12,336

Debt outstanding at end of period	$187,507	$157,122	$149,094	$135,479	$129,193
Debt to EBITDA excluding special charges and other items multiple at period end	4.47	3.23	3.49	3.49	3.13	*

* EBITDA = rolling 12 months

We define Capitalization as the sum of the carrying values (GAAP) of our debt, preferred securities and stockholders’ equity. We have included Capitalization and the ratio of our total debt to capitalization because we measure our reliance on debt by monitoring the debt to capitalization ratio.

We define Enterprise Value as the sum of the carrying values (GAAP) of our debt and preferred securities and the estimated market value of our common stock. We have included Enterprise Value and the ratio of Enterprise Value to EBITDA because it is widely used by analysts and investors to measure the total capital capacity of companies for valuation purposes. Enterprise Value is not representative of the market or fair value of the Company’s debt and equity. It differs with Capitalization by the difference between the market value of the Company’s common stock and the total of the Company’s stockholders’ equity.

In cases where we have presented historical earnings (loss), certain of those periods have been adjusted to exclude special charges and other items. Management monitors and compares the operating results on this basis so that these particular items do not affect the comparability of its operating results. Analysts and investors find this to be a meaningful presentation to compare the operating results of our core operations. The adjusted results do not represent a better indicator of earnings (loss). Reconciliations of Net earnings (loss) in accordance with GAAP to Net earnings before special charges and other items are as follows (in 000s):

	2000	2001	2002	2003	March 31, 2004

Net earnings (loss)	$(131,996)	$9,002	$20,278	$6,625	$3,052
(Gain) loss on sale of assets, net of tax benefit of $1,095 (1999), $35,787 (2000), $139 (2002) and tax expense of $433 (2003),	66,463	—	226	(723)	—
Early termination of lease obligation and bank credit facility, net of tax benefit of $151 (1999) and $218 (2003)	—	—	—	361	—
Fresh Start restructuring charges, net of tax benefit of $20,755	38,993	—	—	—	—
Recognition of deferred tax valuation allowances	—	—	(12,800)	—	—
Net earnings, before special charges and other items	$(26,541)	$9,002	$7,700	$6,263	$3,052